Exhibit 99.1

JLL Income Property Trust
Acquires Luxury Apartment Community in Suburban Orlando

Chicago (April 21, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $6.3 billion in portfolio assets and 119 properties, announced today the acquisition of Jefferson Lake Howell, a newly constructed, class-A apartment community in the northern Orlando suburb of Casselberry, Florida. This amenity-rich, lakefront, 384-unit garden-style apartment community was acquired for approximately $154 million.

“This addition to our growing residential portfolio, an overweight portfolio allocation for us, aligns with our strategy to invest in well-located communities with strong demand drivers and high barriers to entry for new competition,” said Allan Swaringen, JLL Income Property Trust President and CEO. “The community’s proximity to high paying employment centers and top-rated schools, limited supply of competitive properties along with minimal developable land in the area for new apartments, along with the region’s consistently low vacancy rates made this an attractive investment that we believe will drive long-term, stable cash flow for our portfolio.”

Swaringen also noted, “Orlando apartment demand was highly resilient and remained positive even during the pandemic-induced recession of 2020, despite deep job losses due to a decline in tourism. Then, in 2021, occupied units grew by a record 7 percent and rents increased 26 percent ranking seventh for recent rent growth among 162 markets tracked by LaSalle.”

Located less than 10 miles north of Downtown Orlando, Jefferson Lake Howell provides residents with easy access to highways serving major employment and transportation nodes via Interstate Highway 4 and State Road 17, along with nearby retail amenities including a Publix-anchored shopping center, a Walmart Supercenter and numerous dining and entertainment options. The Orlando apartment market is a LaSalle Research & Strategy recommended overweight for core investment given its strong in-migration trends, limited for-sale housing stock and record-low residential vacancy rates. Orlando’s population is forecasted to grow 1.9 percent through 2026, well above the US average of 0.7 percent, while vacancy currently sits at a record-low 2.1 percent, below its 20-year average of 5.6 percent. The property is also within three miles of highly rated schools that are part of Seminole County’s school system, which ranks in the top five in Florida.

JLL Income Property Trust’s aggregate residential allocation is now over $2.7 billion, with more than 9,100 residential units across 23 apartment communities and a 14-market single-family rental portfolio representing 43 percent of its $6.3 billion property portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com